EXHIBIT 21.1
SUBSIDIARIES

	Percentage
Name	Ownership	Jurisdiction
Alkermes Controlled Therapeutics, Inc.	100%	Pennsylvania
Alkermes Europe, Ltd.	100%	United Kingdom
RC Royalty Sub LLC	100%	Delaware